Exhibit 99.1

FOR IMMEDIATE RELEASE

IMBRUVICA® (ibrutinib) Data to be Presented Across Multiple Histologies, Including in Eight Oral Presentations, at 2014 American Society of Hematology (ASH) Annual Meeting

More than 37 IMBRUVICA Data Abstracts Will be Presented

SUNNYVALE, CA, November 6, 2014 – Pharmacyclics, Inc. (NASDAQ: PCYC) today announced a broad array of new IMBRUVICA® (ibrutinib) data across multiple histologies will be presented at the 56th American Society of Hematology (ASH) Annual Meeting in San Francisco, CA from December 6 - 9, 2014. IMBRUVICA clinical and pre-clinical data will be featured in at least 37 abstracts, of which 17 are from company-sponsored clinical and non-clinical studies. Eight abstracts were selected for oral presentation.

Of the 37 abstracts that are known to have been accepted, 25 provide clinical updates that address a range of histologies, including chronic lymphocytic leukemia (CLL), mantle cell lymphoma (MCL), multiple myeloma (MM), follicular lymphoma (FL), diffuse large B-cell lymphoma (DLBCL) and other B-cell malignancies. Twelve abstracts detail non-clinical data.

“The sheer number of IMBRUVICA oral and poster presentations accepted at the 2014 ASH annual meeting demonstrates IMBRUVICA’s progress to date as well as the oncology community’s deep interest in understanding the drug’s full potential,” said Bob Duggan, Chairman & CEO of Pharmacyclics. “These data reinforce our commitment to research and development in order to advance the science around IMBRUVICA and the treatment landscape for patients.”

A full list of accepted IMBRUVICA data abstracts currently is available on the ASH website. Of the following eight abstracts selected for oral presentation, four are sponsored either by Pharmacyclics or Janssen. IMBRUVICA is being jointly developed and commercialized by Pharmacyclics and Janssen Biotech, Inc.

Oral Presentations:

Ibrutinib, Single Agent or in Combination with Dexamethasone, in Patients with Relapsed or Relapsed/Refractory Multiple Myeloma (MM): Preliminary Phase 2 Results (Abstract 31)
Myeloma: Therapy, excluding Transplantation I. Saturday, December 6 at 12:00 p.m. PT in the West Building, 2001-2003-2014-2016
Lead Author: Ravi Vij, M.D., The Washington University Medical School, St. Louis, MO, USA

Complex Karyotype, Rather Than Del(17p), Is Associated with Inferior Outcomes in Relapsed or Refractory CLL Patients Treated with Ibrutinib-Based Regimens (Abstract 22)
CLL: Therapy, excluding Transplantation: Phase 3 Trials and More. Saturday, December 6, 2014 at 12:45 p.m. PT at the South Building, Gateway Ballroom 104
Lead Author: Philip A. Thompson, The University of Texas MD Anderson Cancer Center, Houston, TX, USA

Mutational Analysis of Patients with Primary Resistance to Single-Agent Ibrutinib in Relapsed or Refractory Mantle Cell Lymphoma (MCL) (Abstract 78)
Non-Hodgkin Lymphoma: Biology, excluding Therapy: Genomic. Sunday, December 7 at 1:15 p.m. PT in the South Building, Gateway Ballroom 104
Lead Author: Sriram Balasubramanian, Ph.D., Janssen Research & Development, LLC, Springhouse, PA, USA

Functional Evidence Using Deuterated Water Labeling that the Bruton Tyrosine Kinase Inhibitor Ibrutinib Inhibits Leukemia Cell Proliferation/Trafficking and Promotes Leukemia Cell Death in Patients with Chronic Lymphocytic Leukemia and Small Lymphocytic Lymphoma (Abstract 326)
CLL: Therapy, excluding Transplantation: Novel Therapies. Monday, December 8 at 7:15 a.m. PT in the West Building, 3001-3003-3014-3016
Lead Author: Jan A. Burger, M.D., Ph.D., The University of Texas MD Anderson Cancer Center, Houston, TX, USA

Efficacy and Safety of Ibrutinib in Patients with Relapsed or Refractory Chronic Lymphocytic Leukemia or Small Lymphocytic Leukemia with 17p Deletion: Results from the Phase II RESONATE-17 Trial (Abstract 327)
CLL: Therapy, excluding Transplantation: Novel Therapies. Monday, December 8 at 7:30 a.m. PT in the West Building, 3001-3003-3014-3016
Lead Author: Susan O’Brien, M.D., The University of Texas MD Anderson Cancer Center, Houston, TX, USA

Combination Of Ibrutinib and BCL-2 or SYK Inhibitors In Ibrutinib Resistant ABC-Subtype Of Diffuse Large B-Cell Lymphoma (Abstract 505)
Lymphoma: Pre-Clinical – Chemotherapy and Biologic Agents. Monday, December 8 at 2:45 p.m. PT in the West Building, 2005-2007-2018-2020
Lead Author: Hsu-Ping Kuo, Ph.D., Pharmacyclics Inc., Sunnyvale, CA, USA

Ibrutinib and Rituximab is an Efficacious Combination in Relapsed Mantle Cell Lymphoma: Preliminary Results from a Phase II Clinical Trial (Abstract 627)
Lymphoma: Therapy with Biologic Agents, excluding Pre-Clinical Models: Aggressive NHL. Monday, December 8 at 5:00 p.m. PT in the South Building, Esplanade 304-306-308
Lead Author: Michael Wang, M.D., The University of Texas MD Anderson Cancer Center, Houston, TX, USA

Ibrutinib Monotherapy in Relapsed/Refractory Follicular Lymphoma (FL): Preliminary Results of a Phase 2 Consortium (P2C) Trial (Abstract 800)
Lymphoma: Therapy with Biologic Agents, excluding Pre-Clinical Models: Indolent B-cell NHL and T-cell NHL. Tuesday, December 9 at 7:45 a.m. PT in the West Building, 2005-2007-2018-2020
Lead Author: Nancy L. Bartlett, M.D., The Washington University Medical School, St. Louis, MO, USA

About IMBRUVICA®
IMBRUVICA (ibrutinib) is a first-in-class, oral, once-daily therapy that inhibits a protein called Bruton's tyrosine kinase (BTK). 1 BTK is a key signaling molecule in the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B cells.1,2 IMBRUVICA blocks signals that tell malignant B cells to multiply and spread uncontrollably.1

IMBRUVICA is approved for the treatment of patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy, and for the treatment of CLL patients with del 17p,1 a genetic mutation that occurs when part of chromosome 17 has been lost.

IMBRUVICA is also approved for the treatment of patients with mantle cell lymphoma (MCL) who have received at least one prior therapy. Accelerated approval was granted for the MCL indication based on overall response rate (ORR). Improvements in survival or disease-related symptoms have not been established. Continued approval for the MCL indication may be contingent upon verification of clinical benefit in confirmatory trials.1

IMBRUVICA is being studied alone and in combination with other treatments in several blood cancers including CLL, MCL, Waldenström's macroglobulinemia (WM), diffuse large B-cell lymphoma (DLBCL), follicular lymphoma (FL) and multiple myeloma (MM). Over 4,600 patients have been treated in clinical trials of IMBRUVICA conducted in 35 countries by more than 800 investigators. As of September 30, 2014, 12 Phase III trials have been initiated with IMBRUVICA and 52 trials are registered on www.clinicaltrials.gov. The overall clinical development program in CLL currently includes seven Phase III trials and covers all lines of therapy and various combinations of treatments.

IMBRUVICA was one the first medicines to receive U.S. FDA approval via the new Breakthrough Therapy Designation pathway, and is the only product to have received three Breakthrough Therapy Designations.

IMBRUVICA is jointly developed and commercialized by Janssen Biotech, Inc. and Pharmacyclics.

INDICATIONS
IMBRUVICA is indicated to treat people with:

•	Chronic lymphocytic leukemia (CLL) who have received at least one prior therapy.
•	Chronic lymphocytic leukemia (CLL) with 17p deletion (a genetic mutation that occurs when part of chromosome 17 has been lost).
•	Mantle cell lymphoma (MCL) who have received at least one prior therapy
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Accelerated approval was granted for this indication based on overall response rate. Improvements in survival or disease-related symptoms have not been established. Continued approval for this indication may be contingent upon verification of clinical benefit in confirmatory trials.

IMPORTANT SAFETY INFORMATION
Warnings and Precautions include hemorrhage, infection, cyptopenias, atrial fibrillation, second primary malignancies, and embryo-fetal toxicity.

The most common adverse reactions include thrombocytopenia, diarrhea, neutropenia, anemia, fatigue, musculoskeletal pain, peripheral edema, upper respiratory tract infection, nausea, bruising, dyspnea, constipation, rash, abdominal pain, pyrexia, vomiting, and decreased appetite.

For additional important safety information, please see Full Prescribing Information at www.imbruvica.com/downloads/Prescribing_Information.pdf.

About Pharmacyclics
Pharmacyclics, Inc. (NASDAQ: PCYC) is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. The company’s mission is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical needs. It will do so by identifying and controlling promising product candidates based on scientific development and administrative expertise, developing its products in a rapid, cost-efficient manner and, pursuing commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has three product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor and operational efficiency as it moves each of these programs to commercialization. Pharmacyclics is headquartered in Sunnyvale, CA. To learn more, please visit www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "goal", "should", "would", "project", "plan", "predict", "intend", "target" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Contacts:
Investors Ramses Erdtmann Phone: 408-215-3325	Media Samina Bari Phone: 408-215-3169	Physicians U.S. Medical Information 877-877-3536

IMBRUVICA is a registered trademark of Pharmacyclics, Inc.
SOURCE Pharmacyclics, Inc.

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1 IMBRUVICA Prescribing Information, July 2014.
2 Genetics Home Reference. Isolated growth hormone deficiency. Available from: http://ghr.nlm.nih.gov/condition/isolated-growth-hormone-deficiency. Accessed October 2014.